Exhibit B

PROMISSORY NOTE

$55,459,743.57	December 30, 2002

FOR VALUE RECEIVED, the undersigned, Bionova Holding Corporation, a Delaware corporation (“Borrower”) hereby promises to pay to Savia, S.A. de C.V., a corporation organized under the laws of the United Mexican States (“Lender”) the principal sum of Fifty Five Million Four Hundred Fifty Nine Thousand Seven Hundred Forty-Three Dollars and Fifty-Seven Cents ($55,459,743.57), together with interest on the unpaid balance thereof at the rate described hereinbelow, both principal and interest payable as hereinafter provided in lawful money of the United States of America and in immediately available funds.

The unpaid principal balance of this Note shall bear interest on each day outstanding at the rate of twelve and one-half percent (12.5%), except as otherwise provided herein. All past due principal and/or interest or installments thereof shall bear interest at the rate of thirteen percent (13%) per annum, provided that in no event shall such interest rate be more than the maximum interest rate permitted by applicable law.

Borrower shall have the right to prepay, without penalty, at any time and from time to time prior to maturity, all or any part of the unpaid principal balance of this Note and/or all or any part of the unpaid interest accrued to the date of such prepayment, provided that (a) any such principal thus paid is accompanied by accrued interest on such principal and (b) partial prepayments shall be in a principal amount equal to U.S. $100,000 or a whole multiple in excess thereof or such lesser amount as shall then be outstanding hereunder.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on December 31, 2003 (the “Maturity Date”). Interest shall be payable on the date of any payment of principal hereunder on the amount so paid and computed on the basis of a year of 360 days for the actual number of days (including the first and excluding the last) elapsed.

This Note is in renewal and extension (but not in payment, extinguishment or novation) of the indebtedness represented by that certain promissory note dated March 21, 2002 from Borrower in the original principal amount of $55,459,743.57 payable to the order of Lender

Upon the failure to pay the principal of or interest on this Note as above promised, Lender shall have the option of declaring the principal balance hereof and the interest accrued hereon to be immediately due and payable.

All payments in respect of this Note shall be made not later than 12:00 Noon, New York Time on the date on which any such payment is due. Lender will designate the account and bank to which any such payment should be made. If payment hereunder is due on a day that is not a business day, the date for such payment shall be the immediately preceding business day.

Borrower agrees that the accounts of Lender shall be prima facie evidence of the amounts loaned by Lender to Borrower and the amounts repaid by Borrower to Lender. The obligations of Borrower under this Note shall be absolute and Borrower hereby irrevocably waives any right (whether arising by operation of law or otherwise) to any setoff, counterclaim or reduction of its obligations with respect to any amounts payable under this Note based on any claims that Borrower has against Lender, its affiliates or any other person.

It is the intent of Borrower and Lender in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Borrower and Lender stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law; that neither Borrower nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law; and that the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The holder of this Note expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, Lender shall, at its option, either refund to Borrower the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Lender or any other holder of this Note shall contract for, charge or receive any amount or amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of Lender, be either immediately returned to Borrower or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note the Borrower acknowledges that it believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Borrower should have reason to believe that such loan is in fact usurious, it will give Borrower notice of such condition and Borrower agrees that Lender shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Note shall mean the laws of the State of Delaware or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by Lender and its successors in enforcing this Note.

THIS NOTE IS NOT NEGOTIABLE. TRANSFER OF THIS NOTE MAYBE EFFECTED ONLY BY A SURRENDER OF THE NOTE BY LENDER AND EITHER REISSUANCE OF THE NOTE OR ISSUANCE OF A NEW NOTE BY BORROWER TO THE NEW PAYEE.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, Borrower and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay to Lender in addition to the principal and interest due and payable hereon all the costs and expenses of Lender in enforcing this Note including, without limitation, reasonable attorneys’ fees and legal expenses.

Borrower and all endorsers, guarantors and sureties of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

THIS NOTE AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED FOR ALL PURPOSES BY THE LAW OF THE STATE OF DELAWARE AND THE LAW OF THE UNITED STATES APPLICABLE TO TRANSACTIONS WITHIN SUCH STATE.

BIONOVA HOLDING CORPORATION

By:	/s/ Arthur H. Finnel
Name: Arthur H. Finnel
Title: Attorney in fact